Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Fox Factory Holding Corp. on Form 10-K for the year ended December 29, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Fox Factory Holding Corp. on Form S-8 (File No. 333-192238) and Form S-3 (File No. 333-203146).

/s/ GRANT THORNTON LLP

San Jose, California

February 27, 2018